FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates dwaldman@lhai.com (212) 838-3777	Olessia Sibiriakova Halo Technology Holdings olessia@haloholdings.com (203) 422-2950

INFONOW CORPORATION, HALO TECHNOLOGY HOLDINGS AGREE TO TERMINATE MERGER AGREEMENT

DENVER, Colo.; GREENWICH, Conn. June 26, 2006 – InfoNow Corporation (PINK SHEETS: INOW.PK), a leading provider of channel visibility and channel management solutions, and HALO Technology Holdings, Inc. (OTCBB: HALO.OB), a holding company for established enterprise software companies, today announced that the companies have mutually agreed to terminate the Merger Agreement entered into on December 23, 2005 and previously announced on December 27, 2005.

InfoNow will continue operating as a standalone public company going forward.

About InfoNow Corporation

InfoNow (PINK SHEETS: INOW.PK) provides channel management and channel visibility software and services to companies that sell through complex channel partner networks. The Company’s Channel Insight service gives companies rich, timely and actionable data on channel sales, including enhanced market intelligence on partners and end customers. It also includes tools to help clients use this data to profitably grow their business, through detailed customer segmentation and profiling, targeted opportunity generation, robust partner tracking and analysis, closed-loop opportunity tracking, sales credit assignment, inventory tracking and more. The Company also offers channel management services for partner profiling and referrals, lead generation and management, and partner relationship management. Since 1996, InfoNow has helped leading companies such as Apple, Bank of America, Enterasys Networks, Hewlett-Packard, SMC, Visa and Wachovia better serve their end customers through complex channel networks. InfoNow is based in Denver, Colorado. For more information, please visit the Company’s Web site at www.infonow.com.

About HALO Technology Holdings
HALO Technology Holdings, Inc. owns and operates a portfolio of enterprise software companies. HALO’s strategy is to acquire private and public companies with a focus on profitability, product quality, customer satisfaction and retention, and stable growth. HALO generally uses a combination of debt and equity for its acquisitions, as well as leveraging the balance sheets of target companies, to minimize dilution to its shareholders. HALO pursues acquisitions that it believes will contribute to a strong increase in operating cash flow and earnings per share. Shares of HALO are quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “HALO”. For more information, please visit www.haloholdings.com.